UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 8, 2006

3D SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22250	95-4431352
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Three D Systems Circle Rock Hill, South Carolina	29730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (803) 326-3900

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02            Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 3, 2006, 3D Systems Corporation announced that its management and the Audit Committee of its Board of Directors had determined, based on information presented by the Company’s management, that the Company’s financial statements included in its Quarterly Reports on Form 10-Q for the first and second quarters of 2006 contained errors and should be restated.  The Company also announced at that time that it would delay issuing its financial statements for the period ended September 30, 2006 until those restatements are completed and that it was assessing whether there may have been errors in the financial statements contained in its Annual Report on Form 10-K for the 2005 calendar year such that further adjustments would be required in that period or other prior periods.

As a result of its ongoing review and investigation, on December 14, 2006, the Company issued a press release announcing that it had completed its assessment of the prior-period financial statements and that its management and the Audit Committee of its Board of Directors have determined, based on information presented by the Company’s management, that the Company’s financial statements included in its Annual Reports on Form 10-K for the 2004 and 2005 calendar years contained errors and should be restated.  The anticipated effect of these restatements, which the Company believes amounts to less than $1.0 million of net income available to common stockholders in each of 2004 and 2005, is discussed below.  The Company’s management and Audit Committee have also determined that investors should not rely upon the 2004 and 2005 financial statements without taking into account the anticipated adjustments described in this Current Report and the attached press release set forth in Exhibit 99.1.  As the Company previously announced, none of the anticipated restatements are associated with option grants or the timing of option grants.

As the Company previously disclosed, the errors identified with respect to the 2006 periods primarily include errors in recording customer credits and deposits, and to a lesser extent (i) errors and adjustments identified in reconciling fixed asset and construction-in-progress accounts and related depreciation and (ii) adjustments resulting from the reconciliation of several income and expense accounts and accrued liabilities.

The Company believes that the errors and adjustments identified with respect to the 2004 and 2005 financial statements are similar to the 2006 errors previously identified and also include unrelated previously identified unadjusted differences with respect to 2004 and 2005 that were evaluated when they were identified and determined not to be material to the financial statements at that time.  The Company took these unadjusted differences into account in connection with its evaluation of the 2006 errors that were attributable to 2004 and 2005 and determined that, in light of the 2006 errors, the unadjusted differences should be included in the 2004 and 2005 restatements.

As the Company previously disclosed, it believes that the errors identified in the third quarter of 2006 primarily impact the first and second quarters of 2006 and should lead to the recording of an increase in the net loss available to common stockholders previously reported for the second quarter of 2006 and, to a lesser extent, to the recording of an increase in the net loss available to common stockholders for the first quarter of 2006 when the restatement for these quarters is completed.  Based on current information, the Company believes that restating its operating results for the first quarter of 2006 should increase the net loss available to common stockholders for that period in the range of $0.7 million above the previously reported $1.2 million net loss available to common stockholders for that quarter.

Based on that information, the Company also currently believes that restating its operating results for the second quarter of 2006 should lead to an increase in its reported net loss available to common stockholders for that period in the range of $2.4 million above the previously reported $8.9 million net loss available to common stockholders for the second quarter.  The Company believes that these increases in net loss available to common stockholders as a result of the anticipated restatements of both the first and second quarters of 2006 are primarily attributable to higher costs of sales, higher operating expenses and, to a lesser extent, reductions to revenue reported in each of these periods.

The Company also expects, as it previously stated, that it will report that its consolidated revenue and backlog for the third quarter will exceed their levels reported at the end of the second quarter of 2006 and that it expects to record a loss for the third quarter of 2006 reflecting the continuing effect of the costs from its strategic initiatives and the other factors that adversely affected its second-quarter results.

As the Company has previously stated, its fourth quarter and full year 2005 financial statements included a $2.5 million credit to income to recognize an estimated future tax benefit of the anticipated utilization of a portion of its net operating loss carryforwards.  Given the losses that it has incurred in 2006, the Company has determined that, as of the end of the third quarter of 2006, it should no longer include that credit.  While this exclusion will increase the Company’s net loss in the third quarter of 2006, it will not affect its cash flow in any period.

Based upon current information, the Company believes that consolidated revenue for the third quarter of 2006 should be in the range of $30.0 to $31.0 million and that net loss available to common stockholders for that period should be in the range of $12.5 to $13.5 million, including the $2.5 million non-cash effect of the exclusion of the estimated future tax benefit described above.  The Company also expects this loss to include approximately $2.5 million of severance and restructuring costs arising in the third quarter of 2006 from its relocation to Rock Hill, South Carolina, as well as significant costs incurred to remediate the business and ERP disruptions that it has encountered this year.  During this period, the Company also stepped up its product development activities related to its previously announced development of additional desk-top printers and its previously announced materials’ development agreement with Symyx Corporation and as a result incurred higher R&D expenses.  The Company expects to report continued strong customer demand for its products and services which resulted in increased backlog in the neighborhood of $13.0 million at September 30, 2006, primarily related to customer orders that it expects to ship during the fourth quarter of 2006.  Additional information concerning the Company’s expectations for the third quarter of 2006 is set forth in the press release attached as Exhibit 99.1.

Based on its investigations and confirmatory processes, the Company believes that the errors leading to the restatement of its 2005 financial statements relate primarily to errors identified in the third quarter of 2006 that relate to 2005 periods and, to a lesser extent, unrelated previously identified unadjusted differences that were evaluated at the time they were identified and determined not to be material to the financial statements at that time.  Based on current information, the Company believes that restating its 2005 operating results should reduce net income available to common stockholders in each quarter of 2005, and should  reduce the $8.4 million net income available to common stockholders previously reported for the full year 2005 by an amount in the range of $0.7 million.  The Company believes that these changes in net income available to common stockholders as a result of the restatement related to 2005 are primarily attributable to lower gross profit and, to a lesser extent, higher operating expenses.

The Company believes that the items leading to the restatement of its 2004 financial statements relate primarily to previously identified unadjusted differences that were evaluated at the time they were identified and determined not to be material to the financial statements at that time.  Based on current information, the Company believes that restating its 2004 operating results should increase net income available to common stockholders in each quarter of 2004, and should increase the $1.0 million of net income available to common stockholders previously reported for the full year 2004 by an amount in the range of $0.5 million.  The Company believes that these changes in net income available to common stockholders as a result of the restatement related to 2004 are primarily attributable to higher restated gross profit in that year.

As of the date of this filing, the Company has not fully completed its investigations and confirmatory processes, and therefore the estimates or ranges of anticipated adjustments for the 2004, 2005 and 2006 periods discussed above may need to be changed and additional adjustments may be required for those periods.

The Company’s management identified the errors in the 2006 financial statements primarily as a result of its efforts to remediate the material weakness that it previously identified and disclosed with respect to its second quarter 2006 financial statements as well as through its ongoing efforts (a) to implement its new ERP system, (b) to reconcile the records in its new ERP system and those in its legacy systems, and (c) to test its internal controls in the context of the new ERP system environment.  As part of these efforts, the Company’s management determined the financial periods to which these errors relate, analyzed the effect of recording those errors in the periods to which they are attributable, analyzed the significance of those errors to the relevant periods, including 2005 and 2004, and considered the effect on those periods of including in the analysis previously identified and unadjusted differences related to those periods.  As noted above, these efforts led to management’s determination that the restatement of the Company’s financial statements for 2005 and 2004 would also be appropriate.  While the existence of non-material unadjusted differences in the preparation of financial statements is a common practice, the Company intends to closely review these differences as they arise in the future.

Management is continuing (i) to carry out a comprehensive account reconciliation initiative to test and verify the accuracy and integrity of information recorded by, and data imported and input from the Company’s legacy accounting systems into, the new ERP system, (ii) to train employees in the use of the new ERP system and the Company’s established system of internal controls, and (iii) to promote adherence to those internal controls.  The Company has also performed a wide variety of physical inventory counts and other confirmatory procedures.

As a result of the errors and adjustments described above and in the press release set forth in Exhibit 99.1 attached, the Company believes that material weaknesses in its internal control over financial reporting may exist in addition to the previously reported control deficiencies identified in connection with closing the Company’s books for the second quarter of 2006.  The Company is continuing to identify, quantify and remediate any control deficiencies that may have resulted in errors in the Company’s financial statements.

The Company’s Audit Committee and its management have discussed the matters disclosed in this Item 4.02 with the Company’s registered independent public accounting firm.

A copy of the Company’s press release, which includes additional details regarding these matters, is attached hereto as Exhibit 99.1 and is incorporated into this Item 4.02 by this reference.

Item 9.01            Financial Statements and Exhibits

(d)           Exhibits:

Exhibit Number	Reference
99.1	Press Release dated December 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3D SYSTEMS CORPORATION
Date: December 14, 2006
/s/ ROBERT M. GRACE, JR.
(Signature)
Name: Robert M. Grace, Jr.
Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December14, 2006